Filed pursuant to Rule 424(b)(3)
Registration No. 333-187466

PROSPECTUS SUPPLEMENT NO. 16
(to Prospectus dated July 21, 2013)

5,369 Shares of Series C 8% Convertible Preferred Stock

(and 2,753,348 Shares of Common Stock Underlying the Series C 8% Convertible Preferred Stock)

Warrants to Purchase up to 2,753,348 Shares of Common Stock

(and 2,753,348 Shares of Common Stock Issuable From Time to Time Upon Exercise of Warrants)

This prospectus supplement modifies and supplements the prospectus of Oxygen Biotherapeutics, Inc. (the “Company”) dated July 21, 2013 (as supplemented on July 25, 2013, July 31, 2013, August 13, 2013, August 23, 2013, August 26, 2013, September 17, 2013, October 25, 2013, November 8, 2013, November 19, 2013, December 9, 2013, December 17, 2013, December 20, 2013, December 23, 2013 and January 22, 2014) relating to 5,369 shares of Series C 8% Convertible Preferred Stock (and 2,753,348 shares of common stock issuable upon conversion of the Series C 8% Convertible Preferred Stock) and warrants exercisable for 2,753,348 shares of common stock at an exercise price of $2.60 per share (and 2,753,348 shares of common stock issuable upon exercise of the warrants).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2014.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 6, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On February 28, 2014, Oxygen Biotherapeutics, Inc. (the “Company”) was orally notified by the U.S. Food and Drug Administration (the “FDA”) that the agency has completed its review of the Company’s September 2013 nonclinical submission and has lifted the clinical hold on Oxycyte.

On March 4, 2014, the Company issued a press release regarding the FDA action described above.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 6, 2014	Oxygen Biotherapeutics, Inc.

By: /s/ Michael B. Jebsen
Michael B. Jebsen
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 4, 2014.